Exhibit 99.1

CONTACT Investor inquiries: ir@corcept.com Media inquiries: CorceptCommunications@corcept.com www.corcept.com

COURT FINDS CORCEPT THERAPEUTICS’ PATENTS NOT INFRINGED

MENLO PARK, Calif., (January 2, 2024) — Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of medications to treat severe endocrine, oncology, metabolism, and neurology disorders by modulating the effects of the hormone cortisol, today announced the Court for the District of New Jersey issued a decision that Teva Pharmaceuticals does not infringe any asserted claims of Corcept’s U.S. Patents 10,195,214 and 10,842,800, both of which concern methods of safely administering Korlym® with drugs that are strong CYP3A4 inhibitors.

“This disappointing decision is based on legal and factual errors we are confident will be reversed on appeal,” said Joseph K. Belanoff, MD, Corcept’s Chief Executive Officer. “Our patents describe medical discoveries that have greatly expanded the therapeutic options available to patients suffering from Cushing’s syndrome, which is why the FDA added them to Korlym’s prescribing instructions. Doctors have followed these instructions and will continue to do so to safely treat patients. Failure to recognize the novelty and import of discoveries like these would fundamentally change the law, to the detriment of the many patients whom innovative companies seek to serve.”

“We will pursue our appeal vigorously,” added Dr. Belanoff, “and will continue to assert our intellectual property rights whenever they are infringed.”

About Corcept Therapeutics

For more than 25 years, Corcept’s focus on cortisol modulation and its potential to treat patients across a wide variety of serious disorders has led to the discovery of more than 1,000 proprietary selective cortisol modulators. Corcept’s advanced clinical trials are being conducted in patients with hypercortisolism, solid tumors, amyotrophic lateral sclerosis (ALS) and liver disease (NASH). In February 2012, the company introduced Korlym, the first medication approved by the U.S. Food and Drug Administration for the treatment of patients with Cushing’s syndrome. Corcept is headquartered in Menlo Park, California. For more information, visit Corcept.com.

Forward-Looking Statements

Statements in this press release, other than statements of historical fact, are forward-looking statements based on our current plans and expectations that are subject to risks and uncertainties that might cause our actual results to differ materially from those such statements express or imply. These risks and uncertainties include, but are not limited to, those related to Korlym, including its clinical attributes, regulatory approvals, mandates, oversight and other requirements; the practices of physicians in prescribing Korlym, either as monotherapy or in combination with other drugs, the scope and protective power of our intellectual property and the outcome of any current or future legal proceedings, including our appeal of the Court’s decision in our litigation with Teva Pharmaceuticals. These and other risks are set forth in our SEC filings, which are available at our website and the SEC’s website. We disclaim any intention or duty to update forward-looking statements made in this press release.